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                                                                       Exhibit 6

                       __________________________________

                          REGISTRATION RIGHTS AGREEMENT

                            Dated as of July 30, 1996

                                      among

                            THE GRAND UNION COMPANY,

                       TREFOIL CAPITAL INVESTORS II, L.P.

                                       and

                  GE INVESTMENT PRIVATE PLACEMENT PARTNERS II,
                              A LIMITED PARTNERSHIP

                       __________________________________


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                          REGISTRATION RIGHTS AGREEMENT

     This REGISTRATION RIGHTS AGREEMENT is made as of the 30th day of July, 1996 (this "Agreement"), among THE GRAND UNION COMPANY, a Delaware corporation (the "Company"), TREFOIL CAPITAL INVESTORS II, L.P., a Delaware limited partnership ("Trefoil"), and GE Investment Private Placement Partners II, A Limited Partnership, a Delaware limited partnership ("GEI") (GEI together with Trefoil, the "Purchasers").

                                   WITNESSETH:

     WHEREAS, pursuant to a Stock Purchase Agreement among the Company and the Purchasers (the "Purchase Agreement"), the Company is selling to the Purchasers up to 2,000,000 shares of the Company's Class A Convertible Preferred Stock, issuable in denominations of $50 stated value per share (the "Preferred Shares"), convertible into, and dividends on which may be paid in additional Preferred Shares and shares of, the Company's Common Stock, par value $1.00 per share (the "Common Shares," and together with the Preferred Shares, the "Securities");

     WHEREAS, the Company has agreed to provide the Purchasers with certain registration rights as set forth herein; and

     WHEREAS, the execution of this Agreement is a condition to the closing under the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises, obligations and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

     1.1. Definitions. As used herein, unless the context otherwise requires, the following terms have the following respective meanings:

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     "Blackout Termination Right" shall have the meaning ascribed to it in
Section 6.3(b) of this Agreement.

     "Business Day" shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are authorized to close in New York, New York.

     "Company Offering" shall have the meaning ascribed to it in Section 2.1(b) of this Agreement.

     "Demand Registration" shall have the meaning ascribed to it in Section 2.1 of this Agreement.

     "Holder" shall mean each Purchaser of Registrable Securities and such of its successors, assigns, and transferees that acquire Registrable Securities, directly or indirectly, from such Purchaser in accordance with the terms of the Purchase Agreement.

     "Information Blackout" shall have the meaning ascribed to it in Section 6.3(a) of this Agreement.

     "Maximum Amount" shall have the meaning ascribed to it in Section 2.3(b) and 4.3(b) of this Agreement.

     "Other Registering Holders" shall have the meaning ascribed to it in
Section 5.1 of this Agreement.

     "Participating Holders" shall have the meaning ascribed to it in Section 2.3(a) or 4.3(a) of this ______________________ Agreement.

     "Person" shall mean an individual, a partnership (general or limited), corporation, joint venture, business trust, cooperative, association or other form of business organization, whether or not regarded as a legal entity under applicable law, a trust (inter vivos or testamentary), an estate of a deceased, insane or incompetent person, a quasi-governmental entity, a government or any agency, authority, political subdivision or other instrumentality thereof, or any other entity.

     "Registrable Common Shares" shall mean the outstanding Common Shares constituting Registrable Securities.

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     "Registrable Preferred Shares" shall mean the outstanding shares of
Preferred Shares constituting Registrable Securities.

     "Registrable Securities" shall mean any Securities issued at any time to any of the Purchasers pursuant to the Purchase Agreement and any Securities issued at any time as dividends upon or on conversion of any of the Securities. As to any proposed offer or sale of Registrable Securities, such securities shall cease to be Registrable Securities with respect to such proposed offer or sale when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement or (ii) such securities are permitted to be disposed of pursuant to Rule 144(k) (or any successor provision to such Rule) under the Securities Act as confirmed in a written opinion of counsel to the Company addressed to the Holders, or (iii) such securities shall have been otherwise transferred pursuant to an applicable exemption under the Securities Act, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and such securities shall be freely transferable to the public without registration or qualification under the Securities Act or any state securities or blue sky law then in place.

     "Registration Expenses" shall mean any and all expenses incident to performance of or compliance with this Agreement by the Company and its subsidiaries, including, without limitation: (i) all SEC, stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees, including, if applicable, the fees and expenses of any "qualified independent underwriter" (and its counsel) that is required to be retained in accordance with the rules and regulations of the NASD, (ii) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD (including reasonable fees and disbursements of counsel in connection with the NASD and blue sky qualification of any of the Registrable Securities and the preparation of a Blue Sky Memorandum), (iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing any Registration Statement, any prospectus, any amendments or supplements thereto, any underwriting agreements, transmittal letters, securities sales agreements, and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges, (v) all rating agency fees, (vi) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort"

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letters required by or incident to such performance and compliance, (vii) the reasonable fees and disbursements of any special counsel representing the Holders of Registrable Securities (the "special counsel"), (viii) any fees and disbursements of the Underwriters customarily required to be paid by issuers or sellers of securities and the reasonable fees and expenses of any special experts retained by the Company in connection with any Registration Statement. Notwithstanding the foregoing, Registration Expenses shall exclude underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder. Registration Expenses shall not include the fees and disbursements of more than one counsel representing the Holders of Registrable Securities.

     "Requesting Holders" shall have the meaning ascribed to it in Section 2.3(a) and 4.3(a) of this Agreement.

     "Sale Amount" shall have the meaning ascribed to it in Section 7.1 of this Agreement.

     "Sales Blackout Period" shall have the meaning ascribed to it in Section 6.3(a) of this Agreement.

     "SEC" shall mean the Securities and Exchange Commission or its successor.

     "Securities" shall have the meaning ascribed to it in the recitals to this Agreement.

     "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

     "selling Holders" shall mean any Holder exercising registration rights pursuant to the relevant provisions of this Agreement.

                                    ARTICLE 2
                               DEMAND REGISTRATION

     2.1. Notice and Registration. Subject to the terms and conditions set forth herein, the Holders of Registrable Securities may request, by written notice to the Company, registration under the Securities Act of all or part of the Registrable Securities (a "Demand Registration").

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Upon such written notice, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Company will use its best efforts to effect (at the earliest possible date) the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request, provided that:

          (a) If the Company shall have previously effected a registration with respect to Registrable Securities pursuant to Articles 3 or 4 hereof, the Company shall not be required to effect a Demand Registration pursuant to this
Article 2 until a period of ninety (90) days shall have elapsed from the effective date of the most recent such previous registration.

          (b) If, upon receipt of a Demand Registration request pursuant to this
Article 2, the Company is advised in writing (with a copy to the selling Holders of Registrable Securities) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with a public offering of securities by the Company that, in such firm's opinion, a registration at the time and on the terms requested would materially adversely affect such public offering of securities by the Company (other than an offering in connection with employee benefit and similar plans) (a "Company Offering") that had been planned by the Company's Board of Directors prior to the notice by the Holder who initially requested registration, the Company shall not be required to effect a registration pursuant to this Article 2 until the earliest of (i) three months after the completion of such Company Offering, (ii) promptly after abandonment of such Company Offering or (iii) four months after the date of written notice requesting registration from the Holders who initially requested registration, in any event subject to any agreement limiting the right to sell Registrable Securities entered into in connection with such public offering between any underwriter and such selling Holder.

          (c) If, while a Demand Registration request is pending pursuant to this Article 2, the Company determines in the good faith judgment of the Board of Directors of the Company, with the advice of counsel, that the filing of a registration statement would require the disclosure of non-public material information the disclosure of which would have a material adverse effect on the Company or would otherwise adversely affect a material financing, acquisition, disposition, merger or other comparable transaction, the Company shall deliver a certificate to such effect signed by its Chief Executive Officer, President, or any Executive Vice President to the selling Holders of Registrable Securities, and the Company shall not be required to effect a registration pursuant to this
Article 2 until the earlier of (i) the date upon which such

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material information is disclosed to the public or ceases to be material or (ii)
sixty (60) days after the Company makes such good faith determination.

          (d) The Company shall not be required to effect more than four (4) registrations with respect to the Registrable Securities. No registration of Registrable Securities under this Article 2 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Articles 3 or 4.

     2.2. Registration Expenses. The Company shall be responsible for the payment of all Registration Expenses in connection with any registration pursuant to this Article 2. In connection with any registration pursuant to this
Article 2, each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities.

     2.3. Other Holders of Registrable Securities. (a) Upon receipt of the written notice from a Holder requesting registration under Section 2.1, the Company shall give written notice to all other Holders of Registrable Securities. Subject to Section 2.3(b), the Company shall be required to cause the registration of securities for sale for the account of the Holders (the "Participating Holders") in any registration of Registrable Securities requested pursuant to this Article 2 who have delivered written notice to the Company within fifteen (15) Business Days of the date of receipt by such Participating Holders of the above-referenced written notice from the Company (which notice from the Participating Holders to the Company shall specify the number of shares to be disposed of and the intended method of disposition); provided that the Company shall not be required to cause the registration of all of the securities requested to be registered by Participating Holders if the Holders who requested such registration (the "Requesting Holders") are advised in writing (with a copy to the Company) by a nationally recognized independent investment banking firm selected as set forth in Section 2.3(c) that, in such firm's opinion, registration of all of such securities would materially adversely affect the offering and sale of Registrable Securities then contemplated by the Requesting Holders.

          (b) If the Company cannot, pursuant to the terms of this Section 2.3, register all of the shares requested to be registered, the Company shall register the Maximum Amount (as defined below), and such amount shall be allocated among the Holders, pro rata according to the number of shares for which registration was initially requested by the Holders. For purposes of this Section, "Maximum Amount" shall mean the largest number of shares (if any) that, in the opinion of the nationally recognized underwriter selected as set forth in
Section 2.3(c), could be

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offered to the public without materially adversely affecting the offering and sale of Registrable Securities as then contemplated by the selling Holders.

          (c) The following Persons shall be entitled to select the lead underwriter in an underwritten registered offering pursuant to this Article 2, subject to the consent of the Company, which shall not be unreasonably withheld:
(a) if there is only one Requesting Holder in such offering, the Requesting Holder; (b) if there is more than one Requesting Holder in such offering, the first Holder to exercise Demand Registration rights with respect to such offering; (c) in the event that more than one Holder exercises Demand Registration rights on the same day, the Holder who requested a registration of the larger number of shares on such day. Notwithstanding anything to the contrary in this Agreement, if Trefoil or GEI (or General Electric Pension Trust ("GEPT") (or a direct or indirect subsidiary of GEPT) upon a distribution of Securities by Trefoil or GEI to its respective partners) is participating in the underwritten offering of Registrable Securities pursuant to Demand Registration rights, GEPT (or Trefoil or GEI, acting on behalf of GEPT) shall have the absolute right to disapprove in such underwritten offering any underwriter in which General Electric Company has a direct or indirect five percent (5%) or greater voting equity interest or that would otherwise require the offering to be conducted in accordance with Schedule E under the rules of the National Association of Securities Dealers, Inc. by virtue of GEPT's interest in any shares being sold in such offering.

                                    ARTICLE 3
                             PIGGYBACK REGISTRATION

     3.1. Notice and Registration. If the Company proposes to register any shares of its Common Shares for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a form and in a manner which would permit registration of any Registrable Common Shares for sale to the public under the Securities Act, it will give prompt written notice to the Holders of Registrable Securities of its intention to do so, and upon the written request of any Holder of Registrable Securities delivered to the Company within fifteen (15) Business Days after the giving of any such notice (which request shall specify the number of Registrable Common Shares intended to be registered by such Holder and the intended method of disposition thereof), the Company will use all reasonable efforts to effect, in connection with the registration of its Common Shares, the registration under the Securities Act of all Registrable Common Shares which the Company has been so requested to register to the extent required to permit the disposition (in accordance with the intended method or methods thereof as aforesaid) of Registrable Common Shares to be so registered, provided that:

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          (a) The Company will not be required to effect any registration pursuant to this Article 3 if the Company shall have been advised in writing (with a copy to the selling Holders of Registrable Securities) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with the public offering of securities by the Company that, in such firm's opinion, a registration of the Registrable Common Shares requested to be registered at that time would materially and adversely affect the Company's own scheduled offering of Common Shares; provided, however, that if the Company shall have been advised by such firm that an offering of some but not all of the Registrable Common Shares requested to be registered by the Holder(s) would not materially adversely affect the Company's offering of Common Shares, the aggregate number of Registrable Common Shares requested to be included in such offering by the Holders shall be reduced pro rata according to the total number of Registrable Common Shares requested to be registered by such Persons.

          (b) The Company shall not be required to effect any registration of Registrable Common Shares under this Article 3 incidental to the registration of any of its securities in connection with mergers, acquisitions, exchange offers, subscription offers, dividend reinvestment plans or stock options or other employee benefit plans.

          (c) Notwithstanding any request under this Section 3.1, a selling Holder may elect in writing, not less than two business days prior to the effective date of a registration under this Article 3, not to register its Registrable Securities in connection with such registration.

          (d) No registration of Registrable Common Shares effected under this
Article 3 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Articles 2 or 4.

     3.2. Registration Expenses. The Company shall be responsible for the payment of all Registration Expenses in connection with any registration pursuant to this Article 3. In connection with any registration pursuant to this
Section 3, each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities.

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                                    ARTICLE 4
                            REGISTRATION ON FORM S-3

     4.1. Notice and Registration. If the Company is permitted to register any of its equity securities for public sale under the Securities Act (whether proposed to be offered for sale by the Company or by any other Person) on a Form S-3, subject to the terms and conditions set forth herein, any Holder or Holders of Registrable Securities may request, by written notice to the Company, registration under the Securities Act on Form S-3 for an amount of Registrable Securities which are owned by such Holder or Holders in excess of the lesser of 250,000 Common Shares (treating any Preferred Shares for which registration is sought as having been converted into Common Shares for purposes of determining satisfaction of this threshold) and all remaining Registrable Securities held by the Holders. Upon such written notice, which notice shall specify the intended method or methods of disposition of such Registrable Securities, the Company will use its best efforts to effect (at the earliest possible date) the registration under the Securities Act of such Registrable Securities for disposition in accordance with the intended method or methods of disposition stated in such request, provided that:

          (a) If the Company shall have previously effected a registration with respect to Registrable Securities pursuant to Articles 2 or 3 hereof, the Company shall not be required to effect a registration pursuant to this Article 4 until a period of ninety (90) days shall have elapsed from the effective date of the most recent such previous registration.

          (b) If, upon receipt of a registration request pursuant to this
Article 4, the Company is advised in writing (with a copy to the selling Holders) by a nationally recognized independent investment banking firm selected by the Company to act as lead underwriter in connection with a public offering of securities by the Company that, in such firm's opinion, a registration at the time and on the terms requested would materially adversely affect a Company Offering that had been planned by the Company's Board of Directors prior to the notice by the selling Holder who initially requested registration, the Company shall not be required to effect a registration pursuant to this Article 4 until the earliest of (i) three months after the completion of such Company Offering,
(ii) promptly after abandonment of such Company Offering or (iii) four months after the date of written notice requesting registration from the selling Holder who initially requested registration, in any event subject to any agreement limiting the right to sell Registrable Securities entered into in connection with such public offering between any underwriter and such selling Holder.

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          (c) If, while a registration request is pending pursuant to this
Article 4, the Company determines in the good faith judgment of the Board of Directors of the Company, with the advice of counsel, that the filing of a registration statement would require the disclosure of non-public material information the disclosure of which would have a material adverse effect on the Company or would otherwise adversely affect a material financing, acquisition, disposition, merger or other comparable transaction, the Company shall deliver a certificate to such effect signed by its Chief Executive Officer, President, or any Executive Vice President to the selling Holders, and the Company shall not be required to effect a registration pursuant to this Article 4 until the earlier of (i) the date upon which such material information is disclosed to the public or ceases to be material or (ii) sixty (60) days after the Company makes such good faith determination.

          (d) The Holders of Registrable Securities shall have the right to an unlimited number of registrations under this Section 4. No registration of Registrable Securities under this Article 4 shall relieve the Company of its obligation (if any) to effect registrations of Registrable Securities pursuant to Articles 2 or 3.

     4.2. Registration Expenses. The Company shall be responsible for the payment of all Registration Expenses in connection with any registration pursuant to this Article 4. In connection with any registration pursuant to this
Section 4, each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder's Registrable Securities.

     4.3. Other Holders of Registrable Securities. (a) Upon receipt of the written notice from a Holder requesting registration under Section 4.1, the Company shall give written notice to all other Holders of Registrable Securities. Subject to Section 4.3(b), the Company shall be required to cause the registration of securities for sale for the account of the Holders (the "Participating Holders") in any registration of Registrable Securities requested pursuant to this Article 4 who have delivered written notice to the Company within fifteen (15) Business Days of the date of receipt by such Participating Holders of the above-referenced written notice from the Company (which notice from the Participating Holders to the Company shall specify the number of shares to be disposed of and the intended method of disposition); provided that the Company shall not be required to cause the registration of all of the securities requested to be registered by Participating Holders if the Holders who requested such registration (the "Requesting Holders") are advised in writing (with a copy to the Company) by a nationally recognized independent investment banking firm selected as set forth in Section 4.3(c) that, in such firm's opinion,

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registration of all of such securities would materially adversely affect the offering and sale of Registrable Securities then contemplated by the Requesting Holders.

          (b) If the Company cannot, pursuant to the terms of this Section 4.3 register all of the shares requested to be registered, the Company shall register the Maximum Amount (as defined below), and such amount shall be allocated among the Holders, pro rata according to the number of shares for which registration was initially requested by the Holders. For purposes of this Section, "Maximum Amount" shall mean the largest number of shares (if any) that, in the opinion of the nationally recognized underwriter selected as set forth in
Section 4.3(c), could be offered to the public without materially adversely affecting the offering and sale of Registrable Securities as then contemplated by the selling Holders.

          (c) The following Persons shall be entitled to select the lead underwriter in an underwritten registered offering pursuant to this Article 4, subject to the consent of the Company, which shall not be unreasonably withheld:
(a) if there is only one Requesting Holder in such offering, the Requesting Holder; (b) if there is more than one Requesting Holder in such offering, the first Holder to exercise registration rights under this Article 4 with respect to such offering; (c) in the event that more than one Holder exercises Demand Registration rights on the same day, the Holder who requested a registration of the larger number of shares on such day. Notwithstanding anything to the contrary in this Agreement, if Trefoil or GEI (or General Electric Pension Trust ("GEPT") (or a direct or indirect subsidiary of GEPT) upon a distribution of Securities by Trefoil to its partners) is participating in the underwritten offering of Registrable Securities pursuant to such registration rights, GEPT (or Trefoil or GEI, acting on behalf of GEPT) shall have the absolute right to disapprove in such underwritten offering any underwriter in which General Electric Company has a direct or indirect five percent (5%) or greater voting equity interest or that would otherwise require the offering to be conducted in accordance with Schedule E under the rules of the National Association of Securities Dealers, Inc. by virtue of GEPT's interest in any shares being sold in such offering.

                                    ARTICLE 5
                                   PRIORITIES

     5.1. Demand and Form S-3 Registrations. If the lead underwriter in an underwritten offering registered under Article 2 or Article 4 of this Agreement advises the Company, the selling Holders or any other shareholders of the Company exercising contractual registration rights (the "Other Registering Holders") that in its good faith judgment the number of securities

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requested by the selling Holders to be included in such registration, when added to the number of securities to be included in such registration by the Company and/or all Other Registering Holders, exceeds the largest number (the "Sale Amount") which can be sold in an orderly manner in such offering within a price range acceptable to the Requesting Holders, the Company and/or the Other Registering Holders, as the case may be, the Company will include in such registration:

          (a) first, the Registrable Securities the selling Holders propose to sell; provided that if such securities exceed the Sale Amount, the Registrable Securities to be included in the registration shall be determined in accordance with the priorities set forth in Article 2 or 4 of this Agreement, as the case may be;

          (b) second, to the extent the Sale Amount is not exceeded, any securities the Company proposes to register (subject to any agreement between the Company and the remaining Other Registering Holders affecting registration priorities); and

          (c) third, to the extent the Sale Amount is not exceeded, any other securities held by any remaining Other Registering Holders, on a pro rata basis, based on the number of shares then owned by each such remaining Other Registering Holder, or such other basis to which they may have agreed among themselves.

     5.2. Piggyback Registrations. If the lead underwriter in a underwritten offering registered under Article 3 of this Agreement advises the Company, the selling Holders or the Other Registering Holders that in its good faith judgment the number of securities requested by the selling Holders to be included in such registration, when added to the number of securities to be included in such registration by the Company and/or all Other Registering Holders, exceeds the Sale Amount, the Company will include in such registration:

          (a) first, the Person or Persons (i.e., the Company or any Other Registering Holders, as the case may be) that initially requested such registration (any such Person an "Initiator");

          (b) second, to the extent the Sale Amount is not exceeded, the Registrable Securities the selling Holders propose to sell; provided that if such securities exceed the Sale Amount, the Registrable Securities to be included in the registration shall be determined in accordance with the priorities set forth in Article 3 of this Agreement;

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          (c) third, to the extent the Sale Amount is not exceeded, any securities the Company proposes to register (if the Company is not the Initiator);

          (d) fourth, to the extent the Sale Amount is not exceeded, any other securities held by any remaining Other Registering Holders (other than any Initiators), on a pro rata basis, based on the number of shares then owned by each such remaining Other Registering Holder, or such other basis to which they may have agreed among themselves.

                                    ARTICLE 6
                             REGISTRATION PROCEDURES

     6.1. Registration and Qualification. In connection with the obligations of the Company with respect to the registration of any Registrable Securities under the Securities Act as provided in Articles 2, 3 or 4 of this Agreement, the Company shall use its reasonable best efforts to effect or cause to be effected the registration of the Registrable Securities under the Securities Act to permit the sale of such Registrable Securities by the Holders in accordance with their intended method or methods of distribution, and the Company shall, as promptly as practicable:

          (a) prepare, file and use all reasonable efforts to cause to become effective a registration statement under the Securities Act regarding the Registrable Securities to be offered;

          (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the earlier of such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the selling Holders set forth in such registration statement or the expiration of 90 days after such Registration Statement becomes effective in the event of a registration under Article 2 or 3 and twelve months after such Registration Statement becomes effective in the event of a registration under
Article 4;

          (c) furnish to the selling Holders and to any underwriter of such Registrable Securities such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus

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and any summary prospectus), in conformity with the requirements of the
Securities Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents as the selling Holders or such underwriter may reasonably request;

          (d) use all reasonable efforts to register or qualify all Registrable Securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the selling Holders or any underwriter of such Registrable Securities shall reasonably request, and do any and all other acts and things which may be reasonably requested by the selling Holders or any underwriter to consummate the disposition in such jurisdictions of the Registrable Securities covered by such registration statement, except the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any jurisdiction where it is not then subject to taxation, or to consent to general service of process in any jurisdiction where it is not then subject to service of process;

          (e) use all reasonable efforts to list or admit for trading the Registrable Securities on the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System or any national securities exchange or quotation system on which the Common Shares is then listed, if the listing of such securities is then permitted under the rules of such exchange;

          (f) if requested, (i) furnish to the selling Holders and any underwriters an opinion of counsel for the Company, addressed to them, dated the date of the closing under any underwriting agreement and otherwise the date of effectiveness, and (ii) use all reasonable efforts to furnish to the selling Holders and any underwriters a "comfort letter" signed by the independent public accountants who have certified the Company's financial statements included in such registration statement, addressed to them; provided that with respect to such opinion and "comfort letter," the following shall apply: (A) the opinion and "comfort letter" shall cover substantially the same matters with respect to such registration statement (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to underwriters in underwritten public offerings of securities and such other matters as the selling Holders or any such underwriters may reasonably request; (B) the "comfort letter" also shall cover events subsequent to the date of such financial statements; and (C) the Company shall have no obligations under this clause (f) unless the anticipated gross proceeds of the sale of all securities under such registration statement (whether by the selling Holders or otherwise) are greater than $5 million; and

          (g) notify the selling Holders immediately upon the happening of any event as a result of which a prospectus included in a registration statement, relating to a registration pursuant to Article 2, 3 or 4 hereof, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and at the request of the selling Holders prepare and furnish to the selling Holders as many copies of a supplement to or an amendment of such prospectus as the selling Holders reasonably request so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Company may require the selling Holders to furnish the Company such information regarding the selling Holders and the distribution of such securities as the Company may from time to time reasonably request in writing and as shall be required by law or by the SEC in connection with any registration.

     6.2. Underwriting. (a) If requested by the underwriters for any underwritten offering of Registrable Securities pursuant to a registration described in this Agreement, the Company will enter into and perform its obligations under an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by the Company and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Article 8 hereof and the provision of opinions of counsel and accountants' letters to the effect and to the extent provided in Section 6.1(f). The representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters in any such underwriting agreement shall also be made to and for the benefit of such holders of Registrable Securities, whether in such an underwriting agreement or otherwise.

          (b) In the event that any registration pursuant to Articles 2, 3 or 4 hereof shall involve, in whole or in part, an underwritten offering, the Company may require Registrable Securities requested to be registered pursuant to Articles 2, 3 or 4 to be included in such underwriting on the same terms and conditions as shall be applicable to the other Common Shares being sold through underwriters under such registration. In such case, the holders of

Registrable Securities on whose behalf Registrable Securities are to be distributed by such underwriters shall be parties to any such underwriting agreement. Such agreement shall contain such representations and warranties by the Company and the selling Holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnities and contribution to the effect and to the extent provided in Article 8. The representations and warranties in such underwriting agreement by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of such holders of Registrable Securities.

     6.3. Blackout Periods. (a) At any time when a shelf registration statement covering Registrable Securities is effective, upon written notice from the Company to the selling Holders that the Board of Directors of the Company determines in good faith, with the advice of counsel, that the selling Holders' sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information the disclosure of which would have a material adverse effect on the Company, the selling Holders shall suspend sales of Registrable Securities pursuant to such shelf registration statement until the earlier of:

               (i) the date upon which such material information is disclosed to the public; and

               (ii) if the Company makes a good faith determination that the disclosure of such information would have a material adverse effect on the Company, the earlier of the date upon which such information ceases to be material and sixty (60) days after the Company makes such good faith determination.

(Any suspension under clause (ii) is hereinafter called an Information Blackout and the number of days from such suspension of sales under clause (ii) by the selling Holders until the day when such sales may be resumed under clause (i) or
(ii) hereof is hereinafter called a "Sales Blackout Period".)

          (b) If an Information Blackout under Section 6.3(a) persists for greater than fifteen (15) days, the selling Holders in such registration shall be entitled to terminate the registration of the Registrable Securities covered by the registration statement, and, if it is a Demand Registration under Article 2, recover the Demand Request. Under such circumstances, such Demand Request shall not reduce the number of Demand Registration rights available under Section 2.1(d).

          (c) If there is an Information Blackout under Section 6.3(a), and if the Holders do not exercise their cancellation right, if any, pursuant to 6.3(b) above, or, if such cancellation right is not available, the time period set forth in Section 6.1(b) shall be extended for a number of days equal to the number of days in the Sales Blackout Period.

          (d) At any time when a registration statement covering Registrable Securities is effective, upon written notice from the Company to the selling Holders that the Board of Directors of the Company determines in good faith, with the advice of counsel, that the selling Holders' sale of Registrable Securities pursuant to the registration statement would require disclosure of non-public material information, the selling Holders shall suspend sales of Registrable Securities pursuant to shelf registration statement until the date upon which such material information is disclosed to the public, but the Company shall not have the right to cause an Information Blackout.

          (e) Whenever there is a suspension of sales pursuant to this Section 6.3, except under an Information Blackout, the Company shall promptly comply with 6.1(b) relating to the material information the non-disclosure of which caused such suspension so as to permit the resumption of sales as promptly as is reasonably possible.

     6.4. Conditions and Limitations on Registration of Registrable Securities. The Company shall not be required to effect any registration of Registrable Securities pursuant to Section 2.1 or 4.1 hereof if it shall deliver to the Holder or Holders requesting such registration an opinion of counsel (which opinion and counsel shall be reasonably satisfactory to such holder or holders) to the effect that the Registrable Securities requested to be registered may be sold by such holder without registration under the Securities Act.

     6.5. Qualification for Rule 144 Sales. The Company will take all actions reasonably necessary to comply with the filing requirements described in Rule 144(c)(1) so as to enable Holders to sell Registrable Securities without registration under the Securities Act and, upon the written request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such filing requirements.

     6.6 No Conflicting Agreements. The Company hereby covenants and agrees that it will not enter into any agreements with any of its present or future stockholders which will conflict with the rights of any Holder under this Agreement.

                                    ARTICLE 7
                      PREPARATION; REASONABLE INVESTIGATION

     7.1. Preparation; Reasonable Investigation. In connection with the preparation and filing of each registration statement registering Registrable Securities under the Securities Act, the Company will give the selling Holders and the underwriters, if any, and their respective counsel and accountants, drafts of such registration statement for their review and comment prior to filing and such reasonable and customary access to its books and records and such opportunities to discuss the business of the Company with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of the selling Holders and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act.

                                    ARTICLE 8
                        INDEMNIFICATION AND CONTRIBUTION

     8.1. Indemnification and Contribution. (a) In the event of any registration of Registrable Securities hereunder, the Company will, and hereby does, indemnify and hold harmless, each selling Holder, its respective directors, officers, partners, agents, employees and affiliates and each other person who participates as an underwriter in the offering or sale of such securities and each other Person, if any, who controls each such selling Holder or any such underwriter within the meaning of Section 15 of the Securities Act, against any and all losses, claims, damages, expenses or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, to which each such indemnified party may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading, and subject to Section 8.1(g) the Company will reimburse as incurred each such selling Holder and each such director, officer, partner, agent, employee or affiliate, underwriter and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, expense, liability, action, or proceeding; provided, however, that (i) the Company shall not be liable in any such case to the extent that any such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by or on behalf of such selling Holder or underwriter specifically stating that it is for use in the preparation thereof, and (ii) the Company shall not be liable to any person who participates as an underwriter in the offering or sale of Registrable Securities or any other person, if any, who controls or is controlled by such underwriter within the meaning of the Securities Act, in any such case to the extent that any such loss, claim, damage, expense or liability (or action or proceeding in respect thereof) arises out of such underwriter's failure to send or give a copy of the final prospectus, as the same may be then supplemented or amended, to the person asserting an untrue statement or alleged untrue statement or omission or alleged omission at or prior to the written confirmation of the sale of Registrable Securities to such person if such statement or omission was corrected in such final prospectus.

          (b) Each selling Holder severally will, and hereby does, indemnify and hold harmless the Company, its directors, its officers who sign the registration statement, each Person who participates as an underwriter in the offering or sale of such securities, and each Person, if any, who controls the Company or any such underwriter within the meaning of the Securities Act against any and all losses, claims, damages, expenses or liabilities, joint or several, actions or proceedings (whether commenced or threatened) in respect thereof, to which each such indemnified party may become subject under the Securities Act or otherwise insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact in or omission or alleged omission to state a material fact in such registration statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto, but only to the extent that such statement or omission was made in reliance upon and in conformity with written information furnished by such selling Holder to the Company through an instrument duly executed by or on behalf of such selling Holder specifically stating that it is for use in preparation thereof.

          (c) Promptly after receipt by any indemnified party hereunder of notice of the commencement of any action or proceeding involving a claim referred to in paragraphs (a) or (b) of this Section 8.1, the indemnified party will notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve the indemnifying party from any liability which it may have to any indemnified party under paragraphs (a) or (b) of this Section 8.1.

          (d) If for any reason the indemnity under this Section 8.1 is unavailable or is insufficient to hold harmless any indemnified party under paragraph (a) or (b) of this Section 8.1, then the indemnifying parties shall contribute to the amount paid or payable to the indemnified party as a result of any loss, claim, expense, damage or liability (or actions or proceedings, whether commenced or threatened, in respect thereof), and legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any such loss, claim, expense, damage, liability, action or proceeding, in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the selling Holder and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. If, however, the allocation provided in the second preceding sentence is not permitted by applicable law, or if the allocation provided in the second preceding sentence provides a lesser sum to the indemnified party than the amount hereinafter calculated, then the indemnifying party shall contribute to the amount paid or payable by the indemnified party in such proportion as is appropriate to reflect not only such relative fault but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph (d) of Section 8.1 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this paragraph (d) of Section 8.1.

          (e) Indemnification and contribution similar to that specified in this
Section 8.1 (with appropriate modifications) shall be given by the Company and the selling Holders with respect to any required registration or other qualification of securities under any federal, state or blue sky law or regulation of any governmental authority other than the Securities Act.

          (f) Notwithstanding any other provision of this Section 8.1, to the extent that any director, officer, partner, agent, employee, affiliate, or other representative (current or former) of any indemnified party is a witness in any action or proceeding, the indemnifying party agrees to pay to the indemnified party all expenses reasonably incurred by, or on the behalf of, the indemnified party and such witness in connection therewith.

          (g) If any action or proceeding shall be brought or asserted against any selling Holder in respect of which indemnity may be sought from the Company under this Section 8.1, upon notice to the Company in accordance with Section 8.1(c) hereof, the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such selling Holder and the payment of all expenses. Such selling Holder shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of the selling Holder shall be at the expense of such selling Holder unless (a) the Company has agreed in writing to pay such fees and expenses or (b) the Company shall have failed to assume the defense of such action or proceeding or has failed to employ counsel reasonably satisfactory to such selling Holder in any such action or proceeding or (c) the named parties to any such action or proceeding (including any impleaded parties) include both such selling Holder and the Company (in which case, if such selling Holder notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such selling Holder, it being understood, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for such selling Holder and any other selling Holders, which firm shall be designated in writing by such selling Holders). The Company shall not be liable for any settlement of any such action or proceeding effected without its written consent, but if settled with its written consent, or if there is a final judgment for the plaintiff in any such action or proceeding, the Company agrees to indemnify and hold harmless such selling Holders from and against any loss or liability by reason of such settlement or judgment in accordance with the provisions of this Section 8.1.

          (h) The termination of any proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the rights of any indemnified party to indemnification hereunder or create a presumption that any indemnified party violated any federal or state securities laws.

               (i) In the event that advances are not made pursuant to this
Section 8.1 or payment has not otherwise been timely made, each indemnified party shall be entitled to seek a final adjudication in an appropriate court of competent jurisdiction of the entitlement of the indemnified party to indemnification or advances hereunder.

               (ii) The Company and the selling Holders agree that they shall be precluded from asserting that the procedures and presumptions of this Section
8.1 are not valid, binding and enforceable. The Company and the selling Holders further agree to stipulate in any such court that the Company and the selling Holders are bound by all the provisions of this Section 8.1 and are precluded from making any assertion to the contrary.

               (iii) To the extent deemed appropriate by the court, interest shall be paid by the indemnifying party to the indemnified party at a reasonable interest rate for amounts which the indemnifying party has not timely paid as the result of its indemnification and contribution obligations hereunder.

          (i) In the event that any indemnified party is a party to or intervenes in any proceeding in which the validity or enforceability of this
Section 8.1 is at issue or seeks an adjudication to enforce the rights of any indemnified party under, or to recover damages for breach of, this Section 8.1, the indemnified party, if the indemnified party prevails in whole in such action, shall be entitled to recover from the indemnifying party and shall be indemnified by the indemnifying party against, any expenses incurred by the indemnified party. If it is determined that the indemnified party is entitled to indemnification for part (but not all) of the indemnification so requested, expenses incurred in seeking enforcement of such partial indemnification shall be reasonably prorated among the claims, issues or matters for which the indemnified party is entitled to indemnification and for such claims, issues or matters for which the indemnified party is not so entitled.

          (j) The indemnity agreements contained in this Section 8.1 shall be in addition to any other rights (to indemnification, contribution or otherwise) which any indemnified party may have pursuant to law or contract and shall remain operative and in full force and effect regardless of any investigation made or omitted by or on behalf of any indemnified party and shall survive the transfer of any Registrable Securities by any Holder.

                                    ARTICLE 9
                         BENEFITS OF REGISTRATION RIGHTS

     9.1. Benefits of Registration Rights. Subject to the limitations of Sections 2.1, 3.1 and 4.1, Holders of Registrable Securities may severally or jointly exercise the registration rights hereunder in such proportion as they shall agree among themselves. No consent of Holder shall be required to exercise registration rights under this Agreement or otherwise to be entitled to the benefits of this Agreement as applicable to all Holders.

                                   ARTICLE 10
                                  MISCELLANEOUS

     10.1. Captions. The captions or headings in this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope or intent of this Agreement.

     10.2. Severability. If any clause, provision or section of this Agreement shall be invalid or unenforceable, the invalidity or unenforceability of such clause, provision or section shall not affect the enforceability or validity of any of the remaining clauses, provisions or sections hereof to the extent permitted by applicable law.

     10.3. Governing Law. This Agreement, shall be construed and enforced in accordance with the internal laws of the State of New York.

     10.4. Modification and Amendment. This Agreement may not be changed, modified, discharged or amended, except by an instrument signed by all of the parties hereto.

     10.5. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

     10.6. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders. If any successor, assignee or transferee of any Holder shall acquire Registrable Securities in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such Person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement and, if such acquisition was effected in accordance with the terms and provisions of the Purchase Agreements, such Person shall be entitled to receive the benefits hereof.

     10.7. Specific Performance. The parties hereto acknowledge that there would be no adequate remedy at law if any party fails to perform any of its obligations hereunder, and accordingly agree that each party, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of any other party under this Agreement in accordance with the terms and conditions of this Agreement in any court of the United States or any State thereof having jurisdiction. Any remedy under this Section 10.7 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     10.8. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, premises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Securities sold pursuant to the Purchase Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     10.9. Notices. All notices, requests, demands, consents and other communications required or permitted to be given pursuant to this Agreement shall be in writing and delivered by hand, by overnight courier delivery service or by certified mail, return receipt requested, postage prepaid. Notices shall be deemed given when actually received, which shall be deemed to be not later than the next Business Day if sent by overnight courier or after five (5) Business Days if sent by mail. Notice to Holders shall be made to the address listed on the stock transfer records of the Company.

     10.10. Termination. If no Registrable Securities have been acquired and no rights to acquire Registrable Securities have vested prior to or in connection with the termination of the Purchase Agreement in accordance with its terms, this Agreement shall terminate upon such termination.

     11.11. Lock-Up Agreements. In connection with any underwritten offering including shares being sold by the Company, any Holder that is selling Registrable Securities in such offering or that holds Registrable Securities representing at least 5% of the then outstanding Common Shares of the Company on a fully diluted basis, shall enter into an agreement, upon request by the managing underwriter for such offering, in a form usual for such offerings and reasonably acceptable to the Holders, restricting such Holder's sale of Preferred Shares or Common Shares for a period not to exceed the lesser of 90 days and the shortest period of time provided for in any similar agreements entered into with such underwriter by any director, officer or other stockholder of the Company. In connection with any underwritten offering under Articles 2 or 4, the Company shall, and shall use reasonable best efforts to cause its directors and officers to, enter into an agreement, upon request by the managing underwriter for such offering, in a form usual for such offerings and reasonably acceptable to the Company and its directors and officers, restricting the Company's and such directors' and officers' sale of Common Shares and other securities convertible into Common Shares for a period not to exceed the lesser of 90 days and the shortest period of time provided for in any similar agreements entered into with such underwriter by any Holder.

                                     * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed as of the day and year first above written.


                                        TREFOIL CAPITAL INVESTORS II, L.P.

                                        By:   TREFOIL INVESTORS II, INC.
                                                 its managing general partner


                                        By: /s/ Geoffrey T. Moore
                                            _________________________________
                                              Name: Geoffrey T. Moore
                                              Title:  Managing Director



                                        GE INVESTMENT PRIVATE PLACEMENT
                                        PARTNERS II, A LIMITED PARTNERSHIP

                                        By:   GE INVESTMENT MANAGEMENT
                                              INCORPORATED
                                               a general partner


                                        By: /s/ Michael M. Pastore
                                            _________________________________
                                              Name: Michael M. Pastore
                                              Title:  Vice-President



                                        THE GRAND UNION COMPANY


                                        By: /s/ Joseph J. McCaig
                                            _________________________________
                                              Name: Joseph J. McCaig
                                              Title:  President and
                                                      Chief Executive Officer